Exhibit 99.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of January 22, 2014, by and among RCM Technologies, Inc., a Nevada corporation (the “Company”), and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, the “Stockholder Group”) (each of the Company and the Stockholder Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Stockholder Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, the Stockholder Group is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,641,849 shares, or approximately 13.3%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, at the 2013 annual meeting of stockholders of the Company (the “2013 Annual Meeting”), (i) Bradley S. Vizi and Roger H. Ballou (the “Stockholder Group Nominees”), who had been nominated by the Stockholder Group as candidates for election to the Company’s board of directors (the “Board”), were elected as directors of the Company, each to serve until the Company’s next annual meeting of stockholders or until his successor has been duly elected and qualified, and (ii) the stockholders of the Company approved a business proposal made by the Stockholder Group (the “Stockholder Group Proposal”) that the Board adopt a policy that its Chairman be an independent director according to the definition set forth in the listing standards of the NASDAQ Stock Market;

WHEREAS, following their election to the Board, Mr. Ballou was appointed to the Audit Committee of the Board (the “Audit Committee”) and the Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) and Mr. Vizi was appointed to the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating & Corporate Governance Committee;

WHEREAS, the Company and the Stockholder Group each believe that the best interests of the Company and its stockholders would be served by, among other things, avoiding the substantial expense and disruption that could result from additional disagreement between the Company and the Stockholder Group regarding the matters referenced in this Agreement, including without limitation any solicitation by the Stockholder Group of proxies for the 2014 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2014 Annual Meeting”) with respect to any nominations as candidate for election to the Board or any business proposals (any such solicitation, collectively, a “Proxy Contest”);

WHEREAS, the Company and the Stockholder Group have thus determined to come to an agreement with respect to certain matters, as provided in this Agreement;

WHEREAS, the Nominating Committee and the Board have considered the qualifications of Mr. Vizi, Mr. Ballou, Leon Kopyt and S. Gary Snodgrass (each of whom currently serves on the Board) to serve on the Board and have conducted such review as they have deemed appropriate;

WHEREAS, the Nominating Committee has recommended that all of such individuals be nominated for re-election as directors at 2014 Annual Meeting on the terms set forth in this Agreement;

WHEREAS, the Board has agreed to approve amendments to the Company’s Amended and Restated Bylaws of the Company (the “Bylaws”) as reflected on Exhibit B hereto, in order to, among other things, (i) reduce the thresholds required (A) to call special meetings of the Company’s stockholders and (B) for the stockholders of the Company to take action by partial written consent, and (ii) amend the definition of “Acting in Concert” contained in Section 3.13(c) of the Bylaws in order to track the definition of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, simultaneously with the execution of this Agreement, (i) Leon Kopyt has agreed to retire, effective as of February 28, 2014, as President, Chief Executive Officer and from all other positions (except as Chairman of the Board) with the Company, (ii) Mr. Kopyt has agreed to certain amendments to his existing employment, severance and benefit agreements, and (iii) Rocco Campanelli has been appointed Chief Executive Officer of the Company, effective upon the retirement of Mr. Kopyt; and

WHEREAS, Mr. Ballou shall be deemed a member of the Stockholder Group solely for the purposes of Sections 23 and 25 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Board Appointments; 2014 Annual Meeting; 2015 Annual Meeting; Other Matters.

(a)           The Stockholder Group agrees that no Stockholder Group Nominee will be compensated by any party other than the Company for such Stockholder Group Nominee’s service on the Board and, while serving as a member of the Board, Mr. Vizi shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including without limitation the Company’s Code of Ethics and Business Conduct, Policy on Avoidance of Insider Trading, Statement of Policies and Procedures, and Corporate Governance Principles and Practices (as each may be amended from time to time for all directors), and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company, including without limitation by entering into and complying with the provisions of any confidentiality agreements entered into from time to time by all directors.

(b)           The Parties agree that:

(i)           no later than the time of the 2014 Annual Meeting, the Board shall appoint either Mr. Ballou or Mr. Vizi as the Lead Independent Director of the Board, to serve in such capacity until the earlier of the expiration of the Standstill Period and such time as Mr. Ballou or Mr. Vizi, as the case may be, no longer qualifies as an independent director in accordance with the rules of the NASDAQ Stock Market;

(ii)           Mr. Kopyt shall remain Chairman of the Board and shall serve in such capacity until no later than the expiration of the Standstill Period, at which time, the Board has agreed to cause Mr. Kopyt to resign as the Chairman of the Board (but not, for the avoidance of doubt, as a member of the Board);

(iii)           at the earlier of the expiration of the Standstill Period or Mr. Kopyt’s resignation as the Chairman of the Board, the Board shall appoint either Mr. Ballou or Mr. Vizi as the Chairman of the Board to serve in such capacity until Mr. Ballou or Mr. Vizi, as the case may be, no longer qualifies as an independent director in accordance with the rules of the NASDAQ Stock Market;

(iv)           no later than the expiration of the Standstill Period, the Board shall be expanded by one director, and the Board shall elect to fill the vacancy created by such expansion a person who qualifies as an “independent director” (as so defined under the rules of the NASDAQ Stock Market), which person shall be mutually agreeable to the Stockholder Group and the Board, it being understood that the Nominating Committee may engage a nationally recognized search firm to assist in identifying candidates for election to fill such vacancy;

(v)           with respect to the 2015 annual meeting of stockholders (including any adjournment or postponement thereof, the “2015 Annual Meeting”), the Stockholder Group shall have the right to designate one of the three current independent directors (other than the Stockholder Group Nominees) (the “Current Independent Directors”) to not be nominated for re-election to the 2015 Annual Meeting, and to retire immediately prior to the 2015 Annual Meeting, upon which retirement the number of directors on the Board shall be reduced by one; provided, that if, prior to the 2015 Annual Meeting, any of the Current Independent Directors becomes unable to serve as a director, resigns as a director, or is removed as a director for any reason, then the Stockholder Group shall either:

(1)           name such Current Independent Director as the Current Independent Director it is entitled to designate pursuant to this Section 1(b)(v); or

(2)           cause each of the Stockholder Group Nominees or any Replacement Director (as defined below) to recuse himself or herself from the deliberations and votes of the Nominating Committee and the Board as to the replacement of such Current Independent Director, in which case the Stockholder Group shall not be deemed to have exercised its rights pursuant to this Section 1(b)(v);

(vi)           should Mr. Kopyt be unable to serve as a director, resign as a director, or be removed as a director for any reason, and at such time Rocco Campanelli is serving as Chief Executive Officer of the Company or Kevin Miller is serving as Chief Financial Officer of the Company, then either Mr. Campanelli or Mr. Miller shall be elected by the Board to fill such vacancy, and if such event occurs prior to the 2014 Annual Meeting, then such replacement director shall be substituted for Mr. Kopyt as a “2014 Nominee” under the provisions of Sections 1(d) and 1(e); and

(vii)           in the event that, prior to December 31, 2015, any director is not renominated or leaves the Board, other than as a result of being terminated for cause or a voluntary resignation not treated by the Board as a retirement, then to the extent such director then holds any equity award granted by the Company that is unvested, the Company shall take the necessary steps, to the extent permitted by applicable law and regulation and the provisions of the equity compensation plan and grant instrument pursuant to which award was made, to vest such equity award in full as of the departure from the Board of such director; provided, that if the equity awards cannot be vested under the equity compensation plan, the Company will, in lieu of vesting the unvested equity awards, pay cash to the departing director in an amount equal to the value of such unvested equity awards.

(c)           The Board shall (i) not remove either Mr. Ballou or Mr. Vizi from serving as members of the Audit Committee and the Nominating Committee, in the case of Mr. Ballou, or the Compensation Committee and the Nominating Committee, in the case of Mr. Vizi, during the Standstill Period as long as the rules of the NASDAQ Stock Market and the Securities and Exchange Commission (“SEC”) and the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, would allow for such continued service on such committee, (ii) dissolve the Executive Committee of the Board and (iii) appoint either Mr. Ballou or Mr. Vizi (as determined by the Nominating Committee) as a member of any other committee of the Board appointed during the Standstill Period and not remove Mr. Ballou or Mr. Vizi, as the case may be, from serving as a member such committee during the Standstill Period as long as the rules of the NASDAQ Stock Market and the SEC and applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, would allow for such continued service on such committee.

(d)           The Company agrees that at the 2014 Annual Meeting, Messrs. Ballou, Kopyt, Snodgrass and Vizi (the “2014 Nominees”) shall be nominated by the Board for re-election as directors with terms expiring at the 2015 annual meeting of stockholders (including any adjournment or postponement thereof, the “2015 Annual Meeting”) and that the Board will recommend, support and solicit proxies for the election of the 2014 Nominees in the same manner as the Board has supported its nominees up for election at prior annual meetings of stockholders at which the election of directors was uncontested.

(e)           As a condition to the nomination of the 2014 Nominees for election as directors of the Company at the 2014 Annual Meeting, the Parties agree that each 2014 Nominee shall provide the Company with completed director and officer questionnaires for such nominee and such other information reasonably required to be customarily disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company from time to time.

(f)           Except as contemplated by Section 1(b), the size of the Board shall be fixed at six (6) members during the Standstill Period, unless an increase to the size of the Board is approved with the unanimous consent of all Board members.

(g)           The Company agrees that it will use its commercially reasonable efforts to ensure that the 2015 Annual Meeting and the election of directors thereat shall be held on or prior to September 30, 2015, unless a quorum is not obtained, in which case as promptly thereafter as practicable.

(h)           The Company agrees that if either Mr. Ballou or Mr. Vizi, or both, is unable to serve as a director, resigns as a director, or is removed as a director during the Standstill Period, the Stockholder Group shall have the ability to recommend a substitute person(s) who (i) qualifies as “independent” pursuant to the listing standards of the NASDAQ Stock Market LLC, (ii) meets the disclosure conditions set forth in clause (e) above, and (iii) meets the historical standards and criteria applied by the Company in nominating and appointing directors, to fill the resulting vacancy or vacancies, subject to the approval of the Board after consideration in good faith and exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee(s) appointed in accordance with the provisions of this Section 1(h) shall be referred to individually as the “Replacement Director”). Notwithstanding the foregoing, the Stockholder Group’s right to recommend a Replacement Director shall be contingent on the amount of the Stockholder Group’s beneficial ownership, in the aggregate, of the Company’s currently outstanding Common Stock as hereinafter set forth (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments). In the event that the Stockholder Group beneficially owns, in the aggregate, shares of Common Stock representing at least 10% of the Company’s currently outstanding Common Stock, at the time that a vacancy is created by the departure from the Board of one or both of the Stockholder Group Nominees, then the Stockholder Group shall have the right to recommend Replacement Directors with respect any vacancy created by the departure from the Board of one or both of the Stockholder Group Nominees. In the event that the Stockholder Group beneficially owns, in the aggregate shares of Common Stock representing at least 5% (but less than 10%) of the Company’s currently outstanding Common Stock, at the time that a vacancy is created by the departure from the Board of one or more of the Stockholder Group Nominees, then the Stockholder Group shall only have the right to recommend one Replacement Director. The Stockholder Group’s right to recommend a Replacement Director shall terminate at any point that it no longer beneficially owns, in the aggregate, shares of Common Stock representing at least 5% of the Company’s currently outstanding Common Stock.  In the event the Board does not accept a substitute person recommended by the Stockholder Group, the Stockholder Group will have the right to recommend additional substitute person(s), subject to the terms of this Section 1(h), for consideration by the Board.  Upon the acceptance of a Replacement Director nominee by the Board, the Board will appoint such Replacement Director to the Board no later than five (5) business days after the Board’s recommendation of such Replacement Director.

(i)           The Company’s obligations under this Section 1 shall terminate immediately, and Mr. Vizi shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board, which shall provide for his immediate resignation) it being understood that it shall be the Board’s sole discretion whether to accept or reject such resignation) if the members of the Stockholder Group, collectively, cease to beneficially own at least 5.0% of the Company’s currently outstanding Common Stock.  The Stockholder Group agrees to cause Mr. Vizi to resign from the Board if Mr. Vizi fails to resign if and when requested pursuant to this clause (i).

(j)           Notwithstanding anything contained herein to the contrary, the provisions of Sections 1 and 2 of this Agreement shall automatically terminate upon the occurrence of a “Change of Control” transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of either of such sections. For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, or (ii) the Company enters into a stock-for-stock or stock-and-cash-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

(k)           Each member of the Stockholder Group agrees to cause all shares of Common Stock of the Company beneficially owned, directly or indirectly, by it or any of their respective Affiliates to be counted as present for quorum purposes, either in person or by proxy, at the 2014 Annual Meeting and to vote, or cause to be voted, all shares of Common Stock of the Company beneficially owned, directly or indirectly, by it or any of their respective Affiliates at the meeting, either on the Company’s ballot or on the proxy card or voting instruction form solicited by the Board, in favor of the election of the 2014 Nominees (and not in favor of any other nominees to serve on the Board) and against the removal of any members of the Board whose removal is not recommended by the Board.  The Parties agree that the Stockholder Group shall vote in accordance with the recommendations of the Board with respect to all other proposals to be presented at the 2014 Annual Meeting, other than any proposal that (i) receives a negative recommendation from Institutional Shareholder Services Inc. or (ii) Mr. Vizi votes against in his capacity as a member of the Board.  Each member of the Stockholder Group further agrees that at any subsequent stockholders’ meeting (or adjournments or postponements thereof) during the Standstill Period, each member of the Stockholder Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it or any of its Affiliates to be counted as present for quorum purposes and to be voted, or caused to be voted, on the Company’s proxy card or voting instruction form, for each of the director nominees recommended to stockholders by the Board, as identified in the Company’s definitive proxy statement filed in respect of such stockholders’ meeting (and not in favor of any other nominees to serve on the Board) and against the removal of any members of the Board whose removal is not recommended by the Board.  During the Standstill Period, no member of the Stockholder Group shall execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company. No member of the Stockholder Group nor any of their Affiliates or Associates nor any person under their direction or control shall take any position, make any statement or take any action inconsistent with the foregoing.

(l)           The Stockholder Group agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(m)           The Stockholder Group shall have the right to immediately terminate this Agreement and all of its obligations hereunder in the event (i) Mr. Kopyt fails to execute or revokes the Release or Second Release (each as defined in that certain Separation Agreement and General Release dated as of the date hereof by and between Mr. Kopyt and the Company) or (ii) the Board rehires, re-employs, recalls, hires Mr. Kopyt in the future, or returns him to active status without the unanimous consent of the Board.

2.           Standstill Provisions.

(a)           The Stockholder Group agrees that, from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for the 2015 Annual Meeting pursuant to the Company’s bylaws (the “Standstill Period”), neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any member of the Stockholder Group will, and it will cause each of its Related Persons and such other persons not to, directly or indirectly, alone or in concert with others, in any manner to:

(i)           solicit, encourage or in any way engage in any solicitation of, any proxies or written consents or conduct any non-binding referendum, or assist or participate in any way, directly or indirectly, in any solicitation of proxies or written consents or otherwise become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Stockholder Group (together with all Affiliates thereof ) owning, controlling or otherwise having any beneficial or other ownership interest in more than 20.0% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent the Stockholder Group exceeds the ownership limit under this paragraph solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock so long as the beneficial or other ownership interest of the Stockholder Group does not increase thereafter (except solely as a result of further corporate actions taken by the Company), unless and until such ownership interest before and after such subsequent increase does not exceed such 20.0% limitation;

(iii)           sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Stockholder Group to any person or entity not a (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate of a member of the Stockholder Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that the Stockholder Group knows would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 9.9% in the aggregate of the shares of Common Stock outstanding at such time, except in a transaction approved by a majority of the entire Board;

(iv)           engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(v)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of the Stockholder Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(vi)           take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined herein) with another person relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect;

(vii)           demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 78.257 of the Nevada General Corporation Law or otherwise;

(viii)           commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors;

(ix)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Stockholder Group and otherwise in accordance with this Agreement;

(x)           seek or encourage the removal of any director from the Board, including seeking or encouraging any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company; provided, however, that nothing herein will limit the ability of the Stockholder Group to privately recommend to the Board a Replacement Director(s) in accordance with Section 1(h);

(xi)           take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth herein, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(xii)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving the Stockholder Group and the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

(xiii)           communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(xiv)           seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(xv)           otherwise publicly act to seek to influence the management, the Board or policies of the Company;

(xvi)           acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xvii)           enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xviii)           take any action challenging the validity or enforceability of any of the provisions of this Section 2 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to take any action challenging the validity or enforceability of any provisions of this Section 2; or

(xix)           take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, publicly seek or request permission to do any of the foregoing, publicly make any request to amend, waive or terminate any provision of this Section 2 (including, without limitation, this Section 2(a)(xix)), or make or seek permission to make any public announcement with respect to any of the foregoing, except in accordance with this Agreement.

(b)           Nothing in this Section 2 shall prevent (i) Stockholder Group from freely voting its shares of Common Stock (except as otherwise provided in Section 1 hereto), (ii) Stockholder Group from taking any actions as specifically contemplated in Section 1 in furtherance of reconstituting the Board in a manner consistent with the composition of the Board as set forth in Sections 1(a) and (b), or (iii) Mr. Vizi, or any Replacement Director, as applicable, from taking any action solely in their capacity as directors of the Company in accordance with their respective fiduciary duties as directors of the Company (it being understood and agreed that neither the Stockholder Group nor any of its Affiliates shall seek to do indirectly through the Stockholder Group Nominees anything that would be prohibited if done by the Stockholder Group or its Affiliates).

(c)           As used in this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially ownership,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert (as herein defined) or any Affiliate or Associate of such other person.

(d)           For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such persons would be deemed a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(e)           As of the date of this Agreement, the members of the Stockholder Group are not engaged in any discussions or negotiations and do not have any agreements or understandings, whether or not legally enforceable, concerning the acquisition of beneficial or economic ownership of any securities of the Company, and have no actual knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by any member of the Stockholder Group would violate any of the terms of this Agreement. Each of the members of the Stockholder Group agrees during the Standstill Period to refrain from taking any actions which could have the effect of encouraging other stockholders to engage in the actions referred to in the previous sentence.

3.           Corporate Governance and Other Matters.

(a)           Effective upon execution of this Agreement, the Board shall approve amendments to the Bylaws, as reflected on Exhibit B hereto, in order to, among other things, (i) reduce the percentage set forth in Sections 3.03(a) and 3.03(e) thereof from eighty percent (80%) to twenty (20%), (ii) revise Section 3.18(a) thereof to allow the stockholders to take action without a meeting, if a consent in writing, setting forth the action so taken, is signed by the holders of record of the outstanding shares of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (iii) amend the definition of “Acting in Concert” contained in Section 3.13(c) of the Bylaws to be consistent with the definition of “Acting in Concert” as defined in Section 2(d) of this Agreement.

(b)           The Board shall not, during the Standstill Period, adopt any amendment to the Bylaws or any policy, procedure, process, code, rule, standard or guideline applicable to Board members, unless approved by the unanimous consent of all Board members, that would affect (i) the process by which stockholders may make proposals or nominations at meetings of stockholder, (ii) the provisions referenced in Sections 3(a) of this Agreement, (iii) Section 7.02 of the Bylaws or (iv) reinstate directly or indirectly the effective provisions of any section of the Bylaws that has been removed as part of this Agreement.

4.           Dismissal of Litigation.  Effective upon execution of this Agreement, the Parties shall enter into a Stipulation of Voluntary Dismissal with Prejudice, substantially in the form attached as Exhibit C hereto, with respect to all claims and counterclaims included in Civil Action No.  1:13-cv-06809-RBK-KMW.

5.           Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6.           Representations and Warranties of Stockholder Group. The Stockholder Group, jointly and severally, represent and warrant to the Company that (a) the authorized signatory of each member of the Stockholder Group set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by the Stockholder Group, and is a valid and binding obligation of the Stockholder Group, enforceable against the Stockholder Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by each member of the Stockholder Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) Exhibit A includes all Affiliates and Associates of any members of the Stockholder Group that own any shares of Common Stock, directly or indirectly, beneficially or of record, and (e) as of the date of this Agreement, (i) the Stockholder Group is deemed to beneficially own, in the aggregate, 1,641,849 shares of Common Stock and (ii) the Stockholder Group does not currently have, and does not currently have any right to acquire, whether through derivative securities, voting agreements or otherwise, any interest in any other securities of the Company.

7.           Press Release. Promptly following the execution of this Agreement, but in no event later than one (1) business day following the execution of this Agreement, the Company and the Stockholder Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit D.  Prior to the issuance of the Mutual Press Release, neither the Company nor Stockholder Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor Stockholder Group or any of their respective Affiliates or Representatives shall, directly or indirectly, make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by applicable law or pursuant to the rules of any stock exchange or with the prior written consent of the other Party.

8.           SEC Filings.

(a)           No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting its entry into this Agreement and certain other matters included herein that are required to be reported on Form 8-K and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)           No later than two (2) business days following the execution of this Agreement, the Stockholder Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting its entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.

9.           Confidential Information. Each member of the Stockholder Group acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Stockholder Group Nominees by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”). Each member of the Stockholder Group agrees that the Confidential Information will be kept confidential by the Stockholder Group Nominees and that the Stockholder Group Nominees will not disclose any of the Confidential Information in any manner whatsoever, including without limitation to other members of the Stockholder Group, without the prior written agreement of the Company unless disclosure is required by applicable laws or regulations or in connection with any judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). For purposes of this Agreement, the phrase “Confidential Information” shall not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by a member of the Stockholder Group or his or its representatives, (ii) was lawfully available to the Stockholder Group on a non-confidential basis prior to its disclosure to the Stockholder Group or their representatives by the Company or on its behalf, or (iii) becomes lawfully available to the Stockholder Group on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the Stockholder Group have been made aware. The Company has no obligation to furnish Confidential Information to the Stockholder Group or their representatives by virtue of this Agreement. Each member of the Stockholder Group agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information. Each member of the Stockholder Group acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.           Specific Performance. Each of the members of the Stockholder Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of monetary damages).  It is accordingly agreed that the Stockholder Group (or any of the entities and natural persons listed on Exhibit A), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

11.           Expenses.  Within thirty (30) business days following the Company’s receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the Stockholder Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses incurred but excluding any contingency, incentive or success fee triggered by the execution of this Agreement or any of the actions contemplated hereby) incurred in connection with the matters related to the 2013 Annual Meeting as well as the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed Six Hundred Thousand Dollars ($600,000) in the aggregate.

12.           Stockholder Group Representative.  Each member of the Stockholder Group hereby irrevocably appoints Bradley S. Vizi, as such member’s attorney-in-fact and representative (the “Stockholder Group Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Stockholder Group, upon any action taken by the Stockholder Group Representative or upon any document, notice, instruction or other writing given or executed by the Stockholder Group Representative.

13.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

14.           Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile if sent during normal business hours of the recipient, and on the next business day (of the recipient) if sent after normal business hours of the recipient (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:
RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, New Jersey 08109-4613
Attention: Kevin D. Miller, Chief Financial Officer
Facsimile:  (856) 356-4546
Telephone: (856) 356-4545
Email: Kevin.Miller@rcmt.com

with copies (which shall not constitute notice) to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attention: Justin W. Chairman, Esq. Facsimile: (215) 963-5001 Telephone: (215) 963-5061 Email: jchairman@morganlewis.com
If to Stockholder Group:
Legion Partners Asset Management, LLC
Wilshire Boulevard, Suite 705
Beverly Hills, CA 90212
Attention: Bradley S. Vizi
Telephone: (424) 253-1775
Facsimile: (424) 253-5123
Email:  bvizi@legionpartners.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky Telephone: (212) 451-2333 Facsimile: (212) 451-2222 Email: swolosky@olshanlaw.com

15.           Applicable Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

16.           Jurisdiction.  Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Nevada (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 14 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an improper or inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

17.           Counterparts.  This Agreement may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile), it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18.           Entire Agreement. This Agreement, together with all exhibits hereto, contains the entire understanding of the Parties hereto with respect to its subject matter, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.

19.           Amendment and Waiver. No modifications of this Agreement can be made except in writing signed by an authorized representative of the Company (with such writing specifically authorized in a written resolution adopted by a majority vote of the entire Board) and, in the case of the Stockholder Group, the Stockholder Group Representative.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.           Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that any material provision of this Agreement has been breached by either Party, and such breach, if curable, remains uncured after thirty (30) days’ written notice from the party seeking to enforce such provision, then the breaching Party shall reimburse the other Party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.

21.           Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without, with respect to any member of Stockholder Group, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the entire Board), and with respect to the Company, the express prior written consent of the Stockholder Group Representative.

22.           No Third-Party Beneficiaries. Except for Sections 23, 25 and 26 hereof, this Agreement is intended solely for the benefit of the Parties hereto, is not enforceable by any other persons, confers no rights hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely hereon.

23.           Mutual Releases.

(a)           Release by the Stockholder Group. Each member of the Stockholder Group, on behalf of itself and its respective heirs, estates, agents, officers, directors, partners, trustees, beneficiaries, successors, predecessors, subsidiaries, principals and affiliates (the “Stockholder Group Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against the Company and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Stockholder Group Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Stockholder Group Releasors may have for the breach of any provisions of this Agreement.

(b)           Release by the Company. The Company, on behalf of itself and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against, any member of the Stockholder Group and their respective successors, affiliates, subsidiaries, officers, directors, partners, trustees, beneficiaries, employees, agents, representatives, attorneys and any other advisors or consultants (the “Stockholder Group Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Stockholder Group Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Company Releasors may have for the breach of any provisions of this Agreement.

(c)           Transfer and Assignment.  Each of the Parties represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(d)           No Limitations on Releases.  The Parties waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 23. Without limiting the generality of the foregoing, the Parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known.  Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true.  The Parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.

(e)           Releases Binding, Unconditional and Final. The parties hereby acknowledge and agree that the releases and covenants provided for in this Section 23 are binding, unconditional and final as of the date hereof.

(f)           Inclusion of Roger H. Ballou.  For the purposes of this Section 23, Roger H. Ballou shall be deemed to be a member of the Stockholder Group.

24.           No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

25.           No Litigation.

(a)           No Litigation by the Stockholder Group. Each member of the Stockholder Group covenants and agrees (on behalf of themselves and on behalf of each of their respective Affiliates, Associates and other Representatives), from and after the date of this Agreement until the conclusion of the Standstill Period, not to, directly or indirectly, alone or in concert with others, in any manner pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against the Company, its officers, directors, employees or other Representatives of the Company, excluding, however, any litigation, arbitration, suit, claim, or complaint filed solely to remedy a breach of this Agreement.

(b)           No Litigation by the Company. The Company hereby covenants and agrees (on behalf of itself and on behalf of its Affiliates, Associates and other Representatives), from and after the date of this Agreement until the conclusion of the Standstill Period, not to, directly or indirectly, alone or in concert with others, in any manner pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against any member of the Stockholder Group or their respective Representatives, excluding, however, any litigation, suit, claim, or complaint filed solely to remedy a breach of this Agreement.

(c)           Exceptions. Notwithstanding Sections 23(a) and 23(b) of this Agreement, nothing contained herein shall limit the ability of any Party to this Agreement to provide documents or information responsive to legal process or legal proceedings, or requests from any government or regulatory agency or authority in connection with any formal or informal inquiry, investigation or proceeding (a “Request”) where such legal process or proceeding has not been initiated by, or on behalf of, or at the suggestion of, a Party to this Agreement or their agent or representative. If any Party to this Agreement receives such a Request, it shall give prompt written notice, in accordance with Section 14 hereof, of such Request to the other parties to this Agreement.

(d)           Inclusion of Roger H. Ballou.  For the purposes of this Section 25, Roger H. Ballou shall be deemed to be a member of the Stockholder Group.

26.           Mutual Non-Disparagement. Each of the Parties covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be reasonably be construed to be derogatory or critical of, or negative towardthe other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services.

27.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 27.

28.           Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature page on next page]

Execution Copy

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY: RCM TECHNOLOGIES, INC.

By:	/s/ Kevin Miller
	Name:	Kevin Miller
	Title:	Chief Financial Officer

STOCKHOLDER GROUP: IRS PARTNERS NO. 19, L.P.
By:	M2O, Inc., its General Partner

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Chief Executive Officer

THE LEONETTI/O’CONNELL FAMILY FOUNDATION

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Secretary, Chief Financial Officer and Director

M2O, INC.
By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Chief Executive Officer

THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST

By:	/s/ Michael O’Connell
	Name:	Michael O’Connell
	Title:	Trustee

/s/ Michael O’Connell
MICHAEL O’CONNELL

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Director

/s/ Christopher Kiper
CHRISTOPHER KIPER
/s/ Bradley S. Vizi
BRADLEY S. VIZI

/s/ Roger H. Ballou
ROGER H. BALLOU (solely for the purposes of Sections 23 and 25 of this Agreement)

2

EXHIBIT A

The Stockholder Group

IRS Partners No. 19, L.P.
Leonetti/O’Connell Family Foundation
M2O, Inc.
Michael F. O’Connell and Margo L. O’Connell Revocable Trust
Michael O’Connell
Legion Partners Asset Management, LLC
Christopher S. Kiper
Bradley S. Vizi
Roger H. Ballou (solely for the purposes of Sections 23 and 25 of this Agreement)

3

EXHIBIT B

Amended and Restated Bylaws

Each of the following sections appear in the form in which it is to be amended and restated:

Section 3.03(a):

Call of Special Meetings. Special meetings of the stockholders may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption); or unless otherwise provided in the Articles of Incorporation, upon the written request of stockholders following the receipt by the Secretary of the Company of one or more written requests to call a special meeting of the stockholders in accordance with, and subject to, this Section 3.03 from stockholders of record as of the record date fixed in accordance with Section 3.03(d) who hold, in the aggregate, not less than twenty percent (20%) of the voting power of the outstanding shares of the Company. The notice of a special meeting shall state the purpose or purposes of the special meeting and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice.  Except in accordance with this Section 3.03, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.

Section 3.03(e):

Without qualification, a special meeting of the stockholders shall not be called pursuant to Section 3.03(a) unless stockholders of record as of the record date fixed in accordance with Section 3.03(d) who hold, in the aggregate not less than twenty percent (20%) of the voting power of the outstanding shares of the Company (the “Requisite Percentage”) timely provide one or more requests to call such special meeting in writing and in proper form to the Secretary of the Company at the principal executive offices of the Company. Only stockholders of record on the record date shall be entitled to request that the Board of Directors call a special meeting of the stockholders pursuant to Section 3.03(a). To be timely, a stockholder’s request to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not later than the sixtieth (60th) day following the record date fixed in accordance with Section 3.03(d). To be in proper form for purposes of this Section 3.03, a request to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) with respect to any stockholder or stockholders submitting a request to call a special meeting (except for any stockholder that has provided such request in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A) (a “Solicited Stockholder”) the information required to be provided pursuant to this Section 3.03 of a Requesting Person. A stockholder may revoke a request to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written requests from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked requests from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

4

Section 3.13(c):

A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such persons would be deemed a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Section 3.18:

(a)           Subject to the requirements of this Section 3.18, any action required or permitted to be taken at a meeting of the stockholders or of a class of stockholders may be taken without a meeting only if, prior or subsequent to the action, a consent or consents thereto, setting forth the action so taken are (i) signed by the holders of record of the outstanding shares of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and (ii) delivered to the Company by hand or by certified or registered mail, return receipt requested, to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded within sixty (60) days of the earliest dated valid consent so delivered to the Company.

5

EXHIBIT C

Stipulation of Voluntary Dismissal with Prejudice

John McGahren
Stephanie R. Feingold
Morgan, Lewis & Bockius LLP
(A Pennsylvania Limited Liability Partnership)
502 Carnegie Center
Princeton, NJ 08540-6289
Tel.:  609.919.6600
Fax:  609.919.6701

Elizabeth Hoop Fay (Admitted pro hac vice)
Morgan, Lewis & Bockius LLP
(A Pennsylvania Limited Liability Partnership)
1701 Market St.
Philadelphia, PA 19103-2921
Tel.:  215.963.5712
Fax:  215.963.5001

Charles W. Cox (Admitted pro hac vice)
Alston & Bird LLP
333 South Hope Street, 16th FloorLos Angeles, CA  90071-1410
Tel.:  213.576.1000
Fax:  213.576.2878

Attorneys for Plaintiff RCM Technologies, Inc.

UNITED STATES DISTRICT COURT
       DISTRICT OF NEW JERSEY

RCM Technologies, Inc.,
Plaintiff,
v.
Legion Partners Asset Management, LLC, Bradley Vizi, Christopher Kiper, Roger Ballou, Michael O’Connell, IRS Partners No. 19, L.P., The Leonetti/O’Connell Family Foundation, M2O, Inc., The Michael F. O’Connell and Margo L. O’Connell Revocable Trust,
Defendants.
Civil Action No. 1:13-cv-06809-RBK-KMW STIPULATION OF VOLUNTARY DISMISSAL WITH PREJUDICE PURSUANT TO FED.R.CIV.P. 41(a)(1)(A)(ii)

6

           Plaintiff RCM Technologies, Inc. (“RCM”), and Defendants Legion Partners Asset Management, LLC, Bradley Vizi, Christopher Kiper, Roger Ballou, Michael O’Connell, IRS Partners No. 19, L.P., The Leonetti/O’Connell Family Foundation, M2O, Inc., The Michael F. O’Connell and Margo L. O’Connell Revocable Trust (collectively, “the Legion Defendants”), by their undersigned counsel, hereby stipulate and agree, in accordance with Fed.R.Civ.P. 41(a)(1)(A)(ii), that:

1.	This Action and all claims asserted by RCM in the Verified Complaint against the Legion Defendants are hereby dismissed in their entirety, with prejudice, and without fees or costs.

2.
The Counterclaims asserted in this Action by Defendants Legion Partners Asset Management, LLC, Bradley Vizi, Roger Ballou, and IRS Partners No. 19, L.P. against RCM are hereby dismissed in their entirety, with prejudice, and without fees or costs.

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s/ Nicholas Centrella
Nicholas M. Centrella
Conrad O’Brien PC
Centre Square, West Tower
1500 Market Street, Ste. 3900
Philadelphia, PA  19102-1920
Tel:  215.864.8098
Fax:  215.864.0798

Joshua J. Voss
Conrad O’Brien PC
The Payne Shoemaker Building
240 North Third Street, 5th Floor
Harrisburg, PA  17102
Tel:  215.864.8081
Fax:  215.864.7401

s/ John McGahren
John McGahren
Stephanie R. Feingold
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6289
Tel.:  609.919.6600
Fax:  609.919.6701

Elizabeth Hoop Fay (Admitted pro hac vice)
Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, PA 19103-2921
Tel.:  215.963.5712
Fax:  215.963.5001

Thomas J. Fleming (Admitted pro hac vice)
Jeffrey A. Udell (Admitted pro hac vice)
Nicole C. Barna
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Tel:  212.451.2300
Fax:  212.451.2222

Charles W. Cox (Admitted pro hac vice) Alston & Bird LLP 333 South Hope Street, 16th FloorLos Angeles, CA 90071-1410 Tel.: 213.576.1000 Fax: 213.576.2878 Counsel for Plaintiff RCM Technologies, Inc.
Attorneys for Defendants Legion Partners Asset Management, LLC, Bradley Vizi, Christopher Kiper, Roger Ballou, Michael O’Connell, IRS Partners No. 19, L.P., The Leonetti/O’Connell Family Foundation, M2O, Inc., The Michael F. O’Connell and Margo L. O’Connell Revocable Trust

Dated: January __, 2014	Dated: January __, 2014

8

CERTIFICATION OF SERVICE

I, John McGahren, hereby certify that on this __ day of January, 2014, I caused to be served via ECF to counsel for the Defendants, Stipulation of Voluntary Dismissal with Prejudice Pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii).

s/ John McGahren John McGahren

Dated:  January __, 2014

EXHIBIT D

Press Release

RCM TECHNOLOGIES ANNOUNCES RETIREMENT AS CEO OF LEON KOPYT

Long-time RCM Executive Rocco Campanelli Elected CEO

Mr. Kopyt Will Remain Chairman of Board of Directors
RCM Reaches Settlement with Legion Group

Pennsauken, NJ – January 23, 2014– RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that Leon Kopyt, the Company’s President and Chief Executive Officer since 1992, will retire from those positions effective February 28, 2014.  Mr. Kopyt will continue to serve as the Chairman of RCM’s Board of Directors.

Rocco Campanelli, who has worked with RCM and Mr. Kopyt for 18 years and has served as an Executive Vice President of RCM since 1999, will assume the roles of President and Chief Executive Officer upon Mr. Kopyt’s retirement.

Mr. Kopyt said, “I’m extremely proud of our success at RCM.  We have achieved a great many significant accomplishments and have built a strong team throughout our organization.  I am grateful to and appreciative of my many colleagues over the years, and I also am thankful for the support we have received, and continue to enjoy, from our customers.  I am confident that RCM will continue to grow and gain market share under Rocco’s leadership, and I look forward to working with him and the other members of the Board to support RCM in its next stages of growth and development.”

Mr. Campanelli added, “I first want to thank Leon for his mentoring and friendship over the past 18 years.  I look forward to continuing to benefit from his expertise as we move forward.”  Mr   Campanelli continued, “RCM is a great company and I am excited to take on this new role.  I am energized by the opportunities that I believe we have to grow our company and look forward to working with the Board of Directors to bring value to our stockholders, employees and clients.”

Lead independent director S. Gary Snodgrass commented “We’re very grateful to Leon for his longtime leadership of RCM.  He has been an outstanding executive and we owe him much gratitude for his long-time stewardship of our company.”  Mr. Snodgrass added, “With Rocco taking over, we will enjoy the continuity of leadership that he will bring as a long-time member of the RCM team, but will at the same time reap the benefits of a fresh perspective in our CEO position.  Rocco has a proven track record and of course enjoys great familiarity with our company’s strategy and operations.  We believe RCM is poised for growth and substantial accomplishments as we move to the next level under Rocco’s leadership.”

In connection with his retirement, Mr. Kopyt and the Company entered into a Separation Agreement, pursuant to which Mr. Kopyt will receive various severance benefits.  The Company will file the Separation Agreement with the Securities and Exchange Commission as an exhibit to an upcoming Current Report on Form 8-K.

The Company also announced that it has reached a Settlement Agreement with Legion Partners Asset Management, LLC and the other members of its stockholder group, or the Legion Group, which, as the beneficial holder of 13.3% of RCM’s common stock, is RCM’s largest stockholder. The Settlement Agreement, which follows the contested director election at the Company’s 2013 Annual Meeting of Stockholders, contains various provisions, including a standstill provision designed to prevent any similar contested election at the Company’s 2014 Annual Meeting of Stockholders.  It further provides that both of the nominees of the Legion Group elected to the Board in December 2013, Bradley S. Vizi and Roger H. Ballou, as well as Messrs. Kopyt and Snodgrass, will be nominated by the Company for reelection at the Company’s 2014 annual meeting of stockholders.  The Settlement Agreement, which the Company will file with the Securities and Exchange Commission as an exhibit to an upcoming Current Report on Form 8-K, also contains various provisions regarding corporate governance, and provides for a dismissal of the ongoing legal action between the Company and the Legion Group.

“We are pleased to be able to settle the litigation that resulted from the contested election, allowing the Company to focus fully on long-term growth, sustainable profitability, market leadership and enhanced value for stockholders.  We also look forward to working together with our new Board members, Brad Vizi and Roger Ballou,” said Mr. Kopyt.

“The Legion Group is also glad to put the litigation behind us.  Roger and I look forward to participating in RCM’s ongoing efforts to enhance stockholder value,” said Mr. Vizi. “Together, the Board and management expect to work together constructively and cooperatively to achieve strong progress at RCM.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, the Company’s opportunities for growth, the roles of various individuals in the Company’s management structure and other matters relating to the settlement agreement discussed herein.  Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.  The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.